AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CONSOLIDATED-TOMOKA LAND CO.

In accordance with Section 607.1007 of the Florida Statutes, the articles of incorporation of Consolidated-Tomoka Land Co., a Florida corporation, are hereby amended and restated (the “Amended and Restated Articles of Incorporation”) to read in their entirety as follows:

ARTICLE I

NAME

The name of the corporation is Consolidated-Tomoka Land Co.

ARTICLE II

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which the corporation may be organized under the Florida Business Corporation Act.

ARTICLE III

CAPITAL STOCK

The total number of shares of stock of all classes that the corporation shall have the authority to issue is 25,050,000 shares, divided into 25,000,000 shares of common stock, par value $1.00 per share, and 50,000 shares of preferred stock, par value of $100.00 per share. The board of directors shall have full authority as permitted by law to adopt a resolution or resolutions issuing the preferred stock in series and fixing such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, of any series of the preferred stock as may be desired by the board of directors. The board of directors may specify the number of shares in any series.

ARTICLE IV

SPECIAL MEETINGS OF SHAREHOLDERS

A special meeting of shareholders shall be held on call of the board of directors or the person or persons authorized by the bylaws or if the holders of not less than fifty percent (50%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE V

DIRECTORS

(a)           Number:  The total number of directors constituting the board of directors of the corporation shall be nine or such other number as may be fixed from time to time in accordance with the bylaws. The number fixed in the bylaws may be increased or decreased only by the affirmative vote of (i) the holders of at least 85% of the shares of the corporation then entitled to be voted on such changes, or (ii) 2/3 of the directors then in office. No decrease in the number of directors shall have the effect of shortening the term of any director then in office. A director may be removed only for cause and only by the affirmative vote of 85% of all of the shareholders of the corporation entitled to vote on the election of directors.

(b)           Classes:  The board of directors shall be divided into three classes: Class I, Class II and Class III. The terms of office of the initial Class I and Class II directors, and the Class III directors elected at the annual meeting of shareholders in 1994, shall expire at the times of the annual meetings of the shareholders as follows - - - Class I in 1995, Class II in 1996 and Class III in 1997 - - - or thereafter in each case when their respective successors are elected and qualified. At each annual election held after 1994, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the time of the third succeeding annual meeting of shareholders, or thereafter in each case when their respective successors are elected and qualify. The number of directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible. Any vacancy occurring in the board of directors may be filled by majority of the directors then in office. A new directorship resulting from an increase in the number of directors shall be construed to be a vacancy. Any director elected to fill a vacancy shall be of the same class and have the same remaining term as that of the predecessor.

(c)           Quorum:  A majority of the total number of directors fixed in the bylaws shall be required to constitute a quorum at meetings of the board of directors.

(d)           Appointment of Officers:  The directors shall, by a majority of the full board of directors at any duly convened regular or special meeting of the board of directors called for that purpose at which a quorum is present, annually appoint officers to such offices as they so establish. The board of directors may remove any officer, at any time, with or without cause, only by vote of the majority of the full board of directors at any duly convened regular or special meeting of the board of directors called for that purpose at which a quorum is present.

ARTICLE VI

INDEMNIFICATION

Each person who is or was a director, officer, employee or agent of the corporation, and each person who serves or served at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the Florida Business Corporation Act as it may be in effect from time to time; provided, however, that this article shall not apply to any action, suit or proceeding brought by or in behalf of a director, officer, employee or agent without prior approval of the board of directors.

ARTICLE VII

BUSINESS COMBINATIONS

In addition to any affirmative vote required by law or by the corporation’s Articles of Incorporation, the affirmative vote of the holders of not less than 85% of the outstanding shares of “Voting Stock” (as hereinafter defined) of the corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of Voting Stock held by shareholders other than a “Related Person” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the corporation with any Related Person; provided, however, that the 85% and 67% voting requirements shall not be applicable if:

(a)           the “Continuing Directors” of the corporation (as hereinafter defined) by a 2/3 vote (i) have expressly approved in advance the acquisition of outstanding shares of Voting Stock of the corporation that caused the Related Person to become a Related Person, or (ii) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

(b)           the Business Combination is solely between the corporation and another corporation, 100% of the Voting Stock of which is owned directly or indirectly by the corporation; provided, however, that the Articles of Incorporation of the corporation  surviving  or continuing after the Business Combination shall, upon and after giving effect to the Business Combination, contain provisions substantially identical with those in Article V, VI, VII, VIII and IX of the Articles of Incorporation; or

(c)           the Business Combination is a merger or consolidation and the cash or fair market value of the property, securities, or other consideration to be received per share by holders of common stock of the corporation in the Business Combination is not less than (i) the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) (including any brokerage commissions, transfer taxes and soliciting dealers’ fees), paid by the Related Person in acquiring any of its holdings of the corporation’s common stock, or (ii) at the option of a majority of the Continuing Directors, the liquidation value per share of the corporation’s common stock on the date the Business Combination is publicly announced as determined by an independent investment banker or other independent person selected by a majority of the Continuing Directors.

For the purpose of subparagraph (c) of this Article VII, the term “other consideration to be received” shall include, without limitation, common stock of the corporation retained by its existing public shareholders in the event of a Business Combination in which the corporation is the surviving corporation.

The term “Voting Stock” shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, and each reference to proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

The term “Business Combination” shall mean (i) any merger or consolidation of the corporation or a subsidiary of the corporation with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the corporation, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the corporation or a subsidiary of the corporation, (v) the issuance of any securities of the corporation or a subsidiary of the corporation to a Related Person except a pro rata issuance to all shareholders, (vi) any recapitalization that would have the effect of increasing the voting power of a Related Person, and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

The term “Continuing Director” means a member of the board of directors of the corporation who either (i) was serving as a director on the date this Article VII becomes effective, or (ii) was designated (before his or her initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

The term “Related Person” means any person, or affiliate of such person, which is the beneficial owner on the date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of shareholders to approve such transaction) is entered into by the corporation, as authorized by the board of directors, or immediately prior to the consummation of a Business Combination, or both, of 10% or more of the Voting Stock or any person, or affiliate of such person, who is an affiliate of the corporation and at any time within five years preceding the date of the aforesaid agreement was the beneficial owner of 10% or more of the then outstanding Voting Stock, but does not include any beneficial owner of 10% or more of the Voting Stock on the date this Article VII becomes effective. A “Related Person” also means those persons and their affiliates who after the date on which this Article VII becomes effective acquire control of a person that on the day this Article VII becomes effective is the beneficial owner of 10% or more of the Voting Stock of the corporation.

A majority of the Continuing Directors shall have the power to determine for the purposes of this Article, on the basis of information known to them: (i) the number of shares of Voting Stock of which any person is the beneficial owner, (ii) whether a person is an affiliate of another, (iii) whether the assets subject to any Business Combination constitutes a substantial part, and (iv) such other matters with respect to which a determination may be necessary in order to effect the purposes of this Article.

The corporation expressly elects not to be governed by Sections 607.0901 Affiliated Transactions, and 607.0902 Control-Share Acquisitions, of the Florida Business Corporation Act or any amendments thereto or successor provisions thereto.

ARTICLE VIII

SHAREHOLDER ACTION

No action that requires the vote or consent of shareholders of the corporation may be taken without a meeting held upon prior notice and a vote of shareholders, except with the advance written consent of 2/3 of the full board of directors.

ARTICLE IX

SPECIAL PROVISIONS

Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the corporation), the amendment or repeal of Article IV, V, VI, VII, VIII, IX or XI of the Articles of Incorporation shall require the affirmative vote of the holders of at least 85% of the shares then entitled to be voted on the matter.

ARTICLE X

LIABILITY OF DIRECTORS

No director shall be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy or for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 607.0831 of the Florida Business Corporation Act or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its shareholders, (ii) shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article X, nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

BYLAWS

The board of directors is authorized to make, alter or repeal the bylaws of the corporation. Amendment, alteration or repeal of the bylaws by the board of directors shall require the affirmative vote of 2/3 of the directors then in office at a duly constituted meeting called expressly for that purpose, or by the shareholders shall require the affirmative vote of 85% of the votes eligible to be cast by the shareholders at a duly constituted meeting of shareholders called expressly for that purpose.

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